Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALIFORNIA COASTAL COMMUNITIES OBTAINS COURT APPROVAL OF $184 MILLION EXIT FINANCING

IRVINE, California, June 21, 2010 — California Coastal Communities, Inc. (OTCQB: CALCQ) announced that on June 18, 2010 it obtained approval from the United States Bankruptcy Court for the Central District of California of a previously announced $184 million commitment to refinance its Brightwater development project debt. The commitment remains subject to the successful negotiation and execution of definitive loan documents and the Court’s approval of the Company’s plan of reorganization in order for it to exit bankruptcy.

In connection with the commitment, the Company will amend its plan of reorganization to provide for the repayment of the existing indebtedness in cash upon the effective date of the plan.  The Chapter 11 petitions, which were filed by the Company and certain of its direct and indirect wholly-owned subsidiaries on October 27, 2009, are being jointly administered under the caption In re California Coastal Communities, Inc., Case No. 09-21712-TA.  There can be no assurance that the refinancing will be completed or that the Company will exit bankruptcy without further delay.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,300 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “hopes” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions with respect to the bankruptcy proceedings and the financing commitment, the number and types of homes that the Company may develop and sell, the timing and outcomes of court proceedings, lender negotiations, and other statements contained herein that are not historical facts.